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                                                                       EXHIBIT 5

                                                                  April 28, 1995

Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, Rhode Island 02903

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on April 28, 1995 in connection with the registration under the Securities Act of 1933, as amended, of up to 116,139,576 shares of common stock, $1 par value (the "Common Stock"), 116,139,576 preferred share purchase rights (the "Rights"), 688,700 shares of preferred stock with cumulative and adjustable dividends, no par value (the "Adjustable Preferred"), 5,750,000 depositary shares (the "9.30% Depositary Shares"), each representing 1/10 of a share of 9.30% preferred stock, no par value (the "9.30% Preferred"), 5,000,000 depositary shares (the "9.35 % Depositary Shares", and together with the 9.30% Depositary Shares, collectively, the "Depositary Shares"), each representing 1/10 of a share of 9.35% preferred stock, no par value (the "9.35% Preferred Stock" and together with the Adjustable Preferred and the 9.30% Preferred, collectively the "Preferred Stock"), and warrants to purchase Common Stock (the "Warrants").

     We have served as counsel for the Company and, as such, assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

     1. The Restated Articles of Incorporation of the Company as they currently exist and as proposed to be amended and restated;

     2. The By-Laws of the Company;

     3. The Agreement and Plan of Merger dated as of February 20, 1995 (the "Merger Agreement");

     4. Specimen certificates of the Common Stock and proposed forms of the Preferred Stock certificates and proposed forms of the depositary receipts for the Depositary Shares;

     5. The proposed form of the Warrant Agreement to be entered into between the Company and Fleet National Bank, as Warrant Agent;

     6. The proposed form of the Warrants to be issued by the Company; and

     7. All corporate minutes and proceedings of the Company relating to the issuance of the Common Stock, the Rights, the Preferred Stock, the Depositary Shares and the Warrants being registered under the Registration Statement.

     We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock, Rights, Preferred Stock, the Depositary Shares and Warrants. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We also are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Common Stock, the Rights, the Preferred Stock, the Depositary Shares and the Warrants, and have assumed that the Warrant Agreement and the Warrants are duly executed and delivered in substantially the terms reviewed by us.
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     We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

     Based upon such examination, it is our opinion that subject to the proposed additional proceedings being duly taken and completed as now contemplated by the Company prior to the issuance of the Common Stock, the Rights, the Preferred Stock, the Depositary Shares and the Warrants, (a) the Common Stock and the Rights being registered by the Registration Statement, when issued pursuant to the Merger Agreement upon consummation of the Merger, will be validly issued, fully paid and nonassessable; (b) the Preferred Stock and the Depositary Shares being registered by the Registration Statement, when issued pursuant to the Merger Agreement upon consummation of the Merger, will be validly issued, fully paid and nonassessable; and (c) the warrants, when issued pursuant to the Merger Agreement upon consummation of the Merger, will be legally issued and binding obligations of the Company except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally. We express no opinion as to the availability of equitable remedies.

     Subject to the proposed additional proceedings being duly taken and completed as now contemplated by the Company prior to the issuance of the Warrant Shares, and compliance by the holder of a Warrant with the terms of the Warrant Agreement in connection with the exercise thereof (including payment therefor), the Warrant Shares, when issued and so paid for, will be validly issued, fully paid and nonassessable.

     V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, Fleet Bank, National Association and Fleet Bank of Massachusetts, National Association, subsidiaries of the Company and beneficially owns 4,052 shares of Common Stock of the Company.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Joint Proxy Statement-Prospectus which is part of the Registration Statement.

                                          Very truly yours,


                                          /S/ EDWARDS & ANGELL
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                                          EDWARDS & ANGELL